Capstone Companies, Inc.
Second Quarter 2015 Financial Results
Teleconference and Webcast
August 14, 2015	OTC: CAPC

Operator:  Greetings and welcome to the Capstone Companies' Second Quarter 2015 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Craig Mychajluk, Investor Relations for Capstone.  Thank you, sir.  You may begin.

Craig Mychajluk: Thank you and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call with me today are Stewart Wallach, Capstone’s President and Chief Executive Officer, and Gerry McClinton, Capstone's Chief Financial Officer.

As you are aware, we may make forward-looking statements during today's presentation.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at capstonecompaniesinc.com or at sec.gov.

So with that, I’ll turn the call to Stewart.

Stewart Wallach:  Thank you, Craig, and good morning to everybody.  I appreciate your time with us today.  Before introducing Gerry McClinton to review the financial results, I'd like to take a moment to discuss a few points that have attributed to the financial results of Q2 2015.

As stated during our year-end 2014 webcast that took place on March 27, 2015, we had projected as early as Q3 in 2014 that our year-end and quarters 1 and 2 would be significantly affected due to two particular circumstances.  One was the reduction in promotional activity due to the West Coast port dispute; and two, our strategic decision to delay the introduction of product expansions under the Capstone brand.  I want to point out and clarify that, although we continue to vigorously support our Capstone brand today, at the time, we were negotiating the Hoover brand, which was Q3 2014 for our LED products.  There was a degree of uncertainty regarding the market acceptance of the Hoover brand, and strategically, we slowed sales activity to avoid potential markdowns and inventory adjustments that may have resulted had a significant part of our market opted for the Hoover brand going forward.

On a positive note, in furtherance to our strategic update teleconference that took place in February, we have completed the majority of the planned expansion of our product categories into LED vanity lighting and power failure bolts, which incorporate our AC Kinetics technology, as well as the expansion of nightlights and wireless motion sensor lighting programs.  As such, we have reenergized our sales efforts, realigned our sales operations and planning, and are actively in the field presenting our exciting new products.

Before the close of Q3, we are scheduled for a number of presentations, which I'll personally be attending, including three of the largest retailers in North America, for our new product introductions.  More importantly, in addition to this looking forward perspective, subsequent to the hardware show in May, I am very pleased to confirm that we have built our backlog in excess of $7 million, which in simplest terms will translate to the resumption of strong Q3 sales.

So, we've taken a few steps backwards as we strengthen our competitive position through product line expansions and the attainment of a second brand, which was in an effort to gain a larger share of the total LED market, which is expected to build to some $42 billion by 2019.

At this point, I'd like to turn the call to Gerry to share a few details with you about our Q2 2015 financial results, and then, following his review, I will come back with a few closing comments and a question and answer session.  Gerry?

Gerry McClinton: Thank you, Stewart, and good morning to everyone.  As we review this report, we highly recommend that you also review the 10-K report for 2014.  The Company's financial results can fluctuate greatly from quarter-to-quarter, but the 10-K report reflects a full-year performance and discusses our strategic plans for 2015.

So, let's go straight into the report.  Net revenue for the three months ended June 30, 2015 and 2014 were approximately $290,000 and $1.2 million respectively.  Net revenue for the six months ended June 30, 2015 and 2014 were approximately $1.1 million and $5.3 million respectively.  Revenue in the first six months of 2015 was impacted by two events that are the reasons for the lower sales volume as compared with 2014.

As referenced in our 10-K for the year ended December 31, 2014, the Company was impacted by the West Coast ports dispute, which resulted in container delays from six to eight weeks.  The result of these delays, combined with the fact that the dispute wasn't resolved until February 20, 2015, created uncertainty with retailers as there were no assurances that arriving containers would be offloaded in the West Coast ports.  This resulted in retailers deciding to cut back their promotional calendars, which impacted our first half shipments.

During our February 2015 strategic update, the Company announced that it had acquired the exclusive North American Trademark license for LED lighting to the more than 100-year-old, trusted home electric brand, Hoover.  As Stewart stated earlier, the Company made a strategic decision that, although it would continue to support the Capstone brand, the Company would limit new retail replacements to reduce potential exposure to markdown allowances or inventory returns by retailers that would have preferred the branded Hoover product lines moving forward.  This knowingly would result in revenue reductions in the first half of 2015.

Cost of sales for the three months ended June 30, 2015 and 2014 were approximately $237,000 and $829,000 respectively.  For the six months ended June 30, 2015 and 2014, cost of sales were approximately $643,000 and $3.6 million respectively.  The reduced cost of sales was a result of the lower sales volume in the period, but overall manufacturing costs have remained steady in China during this period and continue to remain steady as we place orders for a heavy third quarter holiday business.

Gross profit for the three months ended June 30, 2015 and 2014 were approximately $53,000 and $353,000 respectively.  Grpss profit for the six months ended June 30, 2015 and 2014 were approximately $361,000 and $1.6 million respectively.

Gross profit as a percentage of sales increased to 35.9% in the six-month period compared with 31.5% in the same period 2014.  The higher gross profit percentage was partially caused by the reversal of $197,000 of previously over-estimated promotional allowances that were not utilized by retailers.

Total operating expenses for the three months ended June 30, 2015 and 2014 were approximately $701,000 and $709,000 respectively.  For the six months June 30, 2015 and 2014, total operating expenses were approximately $1.4 million and $1.7 million respectively.

The following is a summary of the major expense variances by category in the first half 2015 compared with the first half 2014.  Sales and marketing expenses for the six months ended June 30, 2015 and 2014 were approximately $169,000 and $374,000 respectively.  With the lower sales volume in the first half of 2015, the Company did not provide advertising promotions for the period, which was the main reason for that expense reduction.

Compensation for the six months ended June 30, 2015 and 2014 were approximately $693,000 and $670,000 respectively.

Professional fees for the six months ended June 30, 2015 and 2014 were approximately $146,000 and $106,000 respectively.  The higher expense is mainly the result of the Company engaging the services of a Sales Operations Consultant to support the US office sales operation structuring and assisting in the development of the sales plan.

Product developments for the six months ended June 30, 2015 and 2014 were approximately $106,000 and $217,000 respectively.  These expenses were reduced as most of the product development costs related to the new product launches were incurred in the prior year.

Other general administration for the six months ended June 30, 2015 and 2014 were approximately $248,000 and $287,000 respectively.  Of this reduction, $22,000 was a result of reduced banking fees caused by the lower borrowing requirements.

Net operating loss for the three months ended June 30, 2015 and 2014 were approximately $648,000 and $357,000 respectively.  For the six months ended June 30, 2015, the operating loss was approximately $1 million compared with an operating income of $5,000 in the same period of 2014.

Interest expense for the three months ended June 30, 2015 and 2014 were approximately $57,000 and $52,000 respectively.  The higher interest in the second quarter reflects the increased borrowing required to purchase components for third quarter orders.

For the six months ended June 30, 2015 and 2014, interest expenses were $94,000 and $154,000 respectively.  The lower interest in the first half of 2015 is the result of old loans that were paid off last year and, with the reduced revenue in the period, the need for purchase order funding earlier in the year was also reduced and, as a result, reduced loan interest.

The Company had a net loss for the three months ended June 30, 2015 of approximately $705,000 as compared with a net loss in the same period of 2014 of $413,000.  For the six months ended June 30, 2015, the Company had a net loss of approximately $1.1 million as compared with a net loss of $153,000 in the same period of 2014.  The overall net loss was the result of lower sales volume in the period.

As referenced previously, the impact of the port strike is now behind us, as confirmed by our third quarter shipping backlog of between $7 million to $8 million.

Now let's discuss cash activities.  Our borrowing capacity with Sterling National Bank, funding support from Directors and cash flow from operations provides us with the financial resources needed to run our operations and reinvest in our business.  To fund the development expansion, marketing and inventory of the new product lines, as well as sustaining operations at the lower business volumes, the Company may require additional working capital during this development phase.

During the quarter, the Company's Chief Executive Officer and Director, Stewart Wallach, and Company Director, Dr. Jeffrey Postal, provided additional temporary funding of $500,000 to supplement funding shortfalls during this phase.

Operating activities:  In the first half of 2015, cash used in operating activities was $1.7 million compared with approximately $4.8 million provided by operating activities in the same period of 2014.  During the period, the Company has funded $1.3 million in prepaid expenses for materials and components for third quarter orders and also used $228,000 to further reduce accounts payable.

Investing activities:  Cash used in investing activities in the first half of 2015 was $37,000 compared with $23,000 in the same period of 2014.

Financing activities:  For the six months ending June 30, 2015, cash provided by financing activity was $2.2 million compared with $4.7 million being used in the same period 2014.  The Company's liquidity is expected to be sufficient through 2015, resulting from the combination of our existing cash position, improved operational cash flow as a result of improvements to our operating results, the Company's borrowing capacity with Sterling Bank, and as needed, funding support from Company Directors.

As of June 30, 2015, the Company was in full compliance with all of the covenants pursuant to the existing credit facilities.

This concludes my financial summary for the second quarter and first half of 2015.  I will now turn the call back to Stewart.

Stewart Wallach: Thank you, Gerry, and I'm glad that first half is now behind us.  Although we enter Q3 with a very strong backlog and revenue performance is projected upwards of $7 million in the same period, we can't, at this time, forecast whether we will receive the orders for our new products with ship dates of Q4 or whether they will fall into Q1 2016.  Either way, we are pleased with the feedback we are receiving from the buying community and our sales representation.  We believe our strategy to gain a larger portion of the overall LED business is working.

Accessibility to the buying staffs has greatened through the expansion of our product lines.  We are now calling on three to four different departments at retail and this is opening several new doors for us.  The critical component for our success in these new departments is our innovation.  Our entry into bath vanity lighting, for instance, is a significant step and we are introducing features that have never been available in vanity lights before.  The details of our products appear on our website and I welcome you to visit to get a better idea of Capstone's approach to these categories.  Updates are continually being added as product developments are completed.

It has consistently been our goal to make a demonstrative difference in the categories in which we compete.  This approach was used in the development of our power failure products and was at the core of our early successes.  We were the first to utilize induction charging in a handheld lighting product and, at the same time, introducing style and design into utility lighting categories.  Most significantly, we were one of the first companies to utilize LEDs in our Handheld Power Failure Lighting programs.

We are bullish on 2016.  We took several bold steps at the end of 2014 and the first half of 2015 in our marketing strategies and we believe these will deliver us to our desired market long-term position.  We will not only be selling into several different departments, but keep in mind at the same time, we are now going to be selling more upscale products at higher selling prices.  This not only benefits Capstone and its growth objectives, but also allows us to generate more dollars for our retail partners, making us a more important and integral part of their respective retail strategies.

I trust you have found today's webcast transparent and that you now have a better idea about why we were somewhat quiet during the first half of 2015.  Very simply, we had a great deal of work to do and I am proud to say that your Capstone Associates rose to the challenges.  Again, in conclusion, our expanded product lines were key to meeting our future growth objectives.  This required a great deal of investment and focus by our entire Organization.  Stepping back on the sales effort was also a very bold move, but we are now convinced it was the right decision.

To our long-time Shareholders, I can't thank you enough for your continued loyalty and support.  To our new Shareholders and perspective Shareholders, it is an exciting time for our Company and we look forward to reporting favorably in the months ahead.  I thank you again for your time today.

Now, Aimee, I believe you have received some e-mail questions?  Why don't we see if we can address some of them?

Aimee Gaudet: All right.  And if anyone wants to call in with questions, you can do so, but first we'll address the few that came in online.

It seems that Capstone's Management has really been inundated in this product development phase.  Did this take longer than anticipated and is it truly behind you now?

Stewart Wallach:  Let me handle that.  Yes, it's true.  We were inundated, but what we accomplished with the limited human resource we had is something to be very proud of.  The bulk of the product expansions have been completed, but we still have some work to do on the Coach Lighting category and adding additional styles to our Bath Vanity programs.

The product development phase will never truly be behind us, because our business model is based on providing new and innovative products to the market continually.  We will continue to invest in these efforts to keep Capstone's innovative Company image maintained and sustain our competitive edge.

Keep in mind, we are currently introducing more products to the market in 2015 than we had collectively in the past several years.  We are no longer just in the power failure niche.  Our current product lines will provide sales opportunities well into 2016.

Aimee Gaudet:  Okay.  Great.  This second question comes to us from a Shareholder inquiring about Capstone’s Hong Kong operations.  It seems that overheads continue to rise and that overseas operations is costly.  Can you comment on this?

Gerry McClinton: Yes.  Let me answer that.  We've invested in a Company structure, particularly with our overseas operations, that has and will allow us to source, develop and bring to market quicker new product categories, as recently seen when we launched the new categories at the international hardware show in May.

Without that infrastructure and expense, those products would not have been realized.  To that point, we have a very strong third quarter of shipments, as a result of those product launches and the result of the initial investment we made to develop the overseas operations.

We are very cognizant of the budgetary concerns and expense levels as it ultimately impacts the Company's operational cash flow, which is an area we keep very tight control of.

Stewart Wallach:  Aimee, is there anything else?

Aimee Gaudet:  Yes.  I have a few more.  I am glad to see that the backlog is back to normal and Q3 also seems like it's back on track.  Do you feel that 2016 will be a strong year for us?

Stewart Wallach: I’ll take care of this one.  In my opinion, 2016 will be the strongest year in the history of our Company.  Not only are we manufacturing and distributing expanded product lines, but the actual selling costs of the products we are offering are increasing substantially.  As a point of reference, our products within the Bath Vanity Lighting categories will range from $35 to $100 wholesale, whereas our average selling prices prior to this were in the range of $8 to $10.  That is the price range we had participated and competed in for the last several years.

With successful product placement, one can easily see the wholesale dollars will contribute to a far more rapid growth, so, yes, I think we're on track and I feel that 2016 is going to be a banner year for us.

Aimee Gaudet:  Actually, I just received a new question online regarding Hoover.  Are you in a position to comment on the progress of the Hoover brand?

Stewart Wallach: Yes, I am.  It's important to point out a couple of things about our decision to move forward with Hoover.  The Hoover brand decision was supported with a research study by a global company called Radius Global, commissioned by us to evaluate the potential for the extension of the brand to LED products.  The results were favorable on the extension.  If my memory serves me well, I believe close to 70%, if not more, of the respondents stated they would, in fact, consider purchasing Hoover in the lighting category.  It's too early to determine with a great degree of certainty as to whether this branding initiative will simply complement the Capstone brand or dominate.  Regardless, at this point, if Hoover is not preferred, we are not in any way compromising the push of the Capstone brand.  All presentations in the weeks and months ahead are introducing products that are available both in Capstone and Hoover branding.

Aimee Gaudet:  Okay.  It looks like there are just a few more that I'd like to address.  First one being: none of us are happy with the stock performance and I'm sure it's equally as frustrating for you as the single largest shareholder.  Can you comment on the stock value?  I would also like to say it is promising to see that you and Dr. Postal have retained a stronghold position, even when the stock has periodically spiked over the past year.  I guess even a stronger statement is that you contributed additional working capital for the Company over the past few months.  Your comments would be appreciated.

Stewart Wallach: Yes.  I completely agree with you that the stock value is frustrating, but in light of the reduced revenues, which were expected in the first half of the year, it does not surprise me.  My investment, both financial and in time, has always been with a long-term perspective.  When we were not growing rapidly, because our product lines were not delivering to expectations, we made some very bold decisions to jump into the bigger arena with expanded product lines, a new brand and exclusive ventures with manufacturers.

I can tell you that companies our size simply don't do the things that we are doing, so supporting the Company financially the past few months to sustain its operation during the down revenue period was, quite frankly, an easy decision for Dr. Postal and me to make.

That being said, I think we are positioned well now and I look forward to the stock values adjusting as they are driven by our future performance in the not-too-distant future.  Once again, with the $7 million to $8 million backlog approaching Q3, we're anticipating in the $7 million range for shipments?

We are energized, focused, and we remain determined to win.

Aimee Gaudet:  Okay.  Great.  This last question actually looks like it's for Gerry.  I have great faith in the management of the Company, but I am not clear on the decision to cut back payouts when the Company acquired the Hoover brand.  Can you elaborate on the point raised on markdowns and inventory returns?

Gerry McClinton: An excellent question.  Keep in mind that this addresses the new products that were planned to be offered in both the Hoover and Capstone brands.  As Hoover is a powerful and iconic brand, we did not know for certain if it would out-power our Capstone brand and, in fact, be preferred by retailers.  If so, any inventories that were present in the retail marketplace on the shelves or in the warehouses could potentially be subject to markdowns or stock returns to make room for the new Hoover program.

Markdowns or returns are very expensive, so management made the decision to introduce its newest products in both brands at the same time.  This way, we avoid the financial burdens associated with the discontinuance of one brand and preference of another.

I think that should answer that one.

Stewart Wallach:  So, is that everything we received by e-mail?

Aimee Gaudet:  Yes.

Stewart Wallach: Are there any call-in inquiries?

Operator: Ladies and gentlemen, just as a reminder, if you'd like to ask a question at this time, please press star, one on your telephone keypad.  Please hold while we poll for any questions.

Thank you.  We do have a question coming from the line of Dr. Michael Levine, a private investor.  Please proceed with your question.

Dr. Michael Levine:  First, I want to thank you so much for having this phone conference.  As a shareholder, I really appreciate the ability for us to ask open-ended questions, so thank you again.  I have two questions.  The first question I have is,  you referred to your scheduled visits to major retailers within the next few weeks.  Would that be in anticipation of trying to fill in for the holiday marketing season?

Stewart Wallach:  This is Stewart Wallach speaking, and thanks for participating, Doctor.  Yes, the real issue is how fast they can respond.  When I say I'm going in to see these retailers in the weeks ahead, it isn't that they haven't seen much of what they're going to see again.  We are going in for reviews to see if we can facilitate some seasonal Christmas business.  It may or may not occur as quickly as we'd like; however, keep in mind, there are two things to consider here in your question.  One is product available at retail for the seasonal period or product that gets shipped in the seasonal period.  This is really what I'm going to work toward.

The business that they would be scheduling and developing, Doctor, for the first quarter and sometimes even the second quarter of next year, those shipments could in fact take place in December, so, although it wouldn't be on the shelf and available for sale to the consumer in December, it would be considered seasonal business activity for us and be reflected in our Q4 numbers.

Dr. Michael Levine:  Great.  Just as a follow-up, regarding the follow-through with the increased transparency, is it possible that press releases could be put out to elaborate on the results of the sales visits?

Stewart Wallach:  It's a double-edged sword, Doctor.  Let me share.  Number one, there's always an issue relative to competition.  We are always a Company that's being watched.  We are an antagonist in the market and keep in mind that we are attacking some of the largest brands in the industry.  Also, our retail customers require us to retain all issues of confidentiality prior to a product hitting the shelf.  This is actually part of our vendor agreements.  That's why, in the past, you may have seen us reference a product now available at a national warehouse club.  It's not because we're trying to be coy or that we wouldn't love to be screaming from the rooftops and sharing this information.  It's that we simply cannot identify whether that would be Costco, Sam's, BJ's, etc.

PRs will be considered and utilized more frequently with material news that we expect to occur, particularly as it relates to new product development, for instance, placement, but more in a generic manner.  We will not be able to identify the specific accounts.

Dr. Michael Levine: Okay.  Then finally, can you clarify the difference between Power Control and Power Failure products?

Stewart Wallach: Yes.  Let me explain that.  In 2013, we invested some time ago in a company called AC Kinetics.  They are an MIT group.  If you're not familiar with them, I would invite you to take a look at our website and also their website to familiarize yourself.  They’re a very bright, capable group of people.  We actually made an investment in that company in January 2013.  Part of that investment was to receive advanced product development work.  That was where we brought the concept of Power Control.

Power Failure is a very broad term.  Power Failure is any product that operates under power failure conditions; i.e., a brownout, storm condition, what have you.  Power Control was a technology we developed for Power Failure products.  Let me try to explain that to you.

The Power Failure product is controlled by battery power.  That is where your backup energy source comes from.  One of the shortcomings of Power Failure products was that they have limited run times because, of course, batteries can only be so large and battery power is very expensive.

We developed Capstone Power Control that actually allows the product - a light, a bulb or a fixture - to work at the switch just like it would under normal conditions, but in a power failure situation.  By being able to turn them on and off while you're in power failure conditions, we are conserving the battery power.  A perfect example would be a light in a bathroom, which is a room frequently visited during a power failure or any other time.  The visit to a bathroom might be three minutes, so where a general power failure product may be on because of power failure conditions, a power failure product that incorporates our Capstone Power Control technology can be turned off.  In essence, we're only using it when we need it, and that significantly extends the life of the product.  Was that probably more information than you needed?

Dr. Michael Levine: No, thank you very much.

Stewart Wallach:  Okay.  Anything else?

Aimee Gaudet:  I don't believe so.

Stewart Wallach:  All right.  Well, the numbers were sobering, but at the same time, they were expected.  This should now be behind us.  The product development activities are completed.  We will be expanding the lines and will continue to add to the lines, but right now, our product strategy is set and we have product that could yield significant opportunities well into 2016.

So, again, I thank you all for your support and your understanding.  I look forward to reporting more favorably in the months ahead.

Operator:  Ladies and gentlemen, this does conclude today's teleconference.  We thank you for your participation.  You may disconnect your lines at this time.